Exhibit 10.1

COOPERATION AGREEMENT
This COOPERATION AGREEMENT (this “Agreement”) is made and entered into as of February 17, 2022 (the “Effective Date”), by and between Newpark Resources, Inc., a Delaware corporation (the “Company”), and the entities and natural persons set forth in the signature pages hereto (collectively, “BLR”). The Company and BLR are each herein referred to as a “party” and collectively, the “parties.” Capitalized terms used herein shall have the meanings set forth in Section 15 of this Agreement.
WHEREAS, as of the Effective Date, BLR beneficially owns an aggregate of 5,030,000 shares of the Common Stock of the Company; and
WHEREAS, the Company and BLR have determined to come to an agreement with respect to the composition of the Company’s Board of Directors (the “Board”) and certain other matters, as provided in this Agreement.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:
1.Board Composition and Related Matters.
(a)Effective March 1, 2022, the Board shall increase the size of the Board by one (1) director and appoint Donald Young (the “BLR Director”) to the Board to fill the resulting vacancy. Prior to the appointment of the BLR Director to the Board, and subject to the BLR Director executing a reasonable non-disclosure agreement provided by the Company, the Company shall provide the BLR Director with certain confidential information, including materials related to the Company’s ongoing strategic review process (the “Strategic Review”), in connection with his onboarding as a new director. The Board shall with respect to the 2022 annual meeting of stockholders (the “2022 Annual Meeting”): (i) nominate and include the BLR Director in its proxy statement and proxy card as a nominee of the Board, (ii) recommend to the stockholders of the Company the election of the BLR Director to the Board, and (iii) solicit proxies in favor of the election of the BLR Director to the Board in the same manner as for all other nominees of the Board.
(b)The Company confirms that one incumbent director shall not stand, or be nominated by the Board, for re-election to the Board at the 2022 Annual Meeting.
(c)The Board shall with respect to the 2022 Annual Meeting: (i) nominate an independent director to fill the vacancy created by the incumbent director not standing for re-election, which such new director shall be a diverse candidate with either transactional or industrials expertise selected as a result of the current director search process conducted by the Company’s executive search firm, Russell Reynolds (the “Independent Director” and, together with the BLR Director, the “New Directors”), (ii) recommend stockholders vote for the election of the Independent Director to the Board, and (iii) solicit proxies in favor of the election of the Independent Director to the Board in the same manner as for all other nominees of the Board.

(d)Immediately following the 2022 Annual Meeting, the Board shall take the necessary steps to determine in its sole discretion and in a manner consistent with its consideration of any other independent director, on which committees of the Board, if any, each New Director shall serve, subject to applicable rules of the SEC and of any stock exchange on which the Company is traded. In addition, the BLR Director shall be appointed to serve on any existing or newly formed committee of the Board established in connection with the Strategic Review.
(e)As a condition to his appointment to the Board and being provided with orientation materials prior to such appointment, the BLR Director shall agree to comply with all Company policies and procedures applicable to independent directors of the Board, including the Company’s Policy Regarding Covered Transactions with Related Persons, which was provided to the BLR Director prior to the execution of this Agreement.
(f)BLR agrees that there shall be no contracts, plans or arrangements, written or otherwise, in effect during the term of this Agreement, between BLR and the BLR Director providing for any compensation, reimbursement of expenses or indemnification of the BLR Director.
(g)Prior to the execution and delivery of this Agreement and as a condition to BLR’s rights and the Board’s obligations herein, the BLR Director has completed, executed and delivered the Company’s form of director questionnaire (the “Questionnaire”) and executed and delivered to the Company a resignation letter in the form attached hereto as Exhibit A. The BLR Director shall immediately tender his resignation to the Board (it being understood that the Board shall have the right to decline to accept such resignation in its sole discretion) (i) in the event that BLR’s net long aggregate beneficial ownership of the Company’s shares of Common Stock falls below the lesser of (x) 2,767,722 shares of Common Stock and (y) 3% of the Company’s outstanding shares of the Common Stock (as adjusted for stock splits, combinations, and recapitalizations, the “Ownership Minimum”), or (ii) in the event that there is a material misstatement or omission in the BLR Director’s completed Questionnaire.
(h)If the BLR Director (or any Replacement Director, as defined below) is unable or unwilling to serve as a director and ceases to be a director, resigns as a director, is removed as a director, or for any other reason fails to serve as a director, at any time prior to the Termination Date, as long as BLR beneficially owns at least the Ownership Minimum, BLR shall have the ability to recommend to the Board a replacement director (any such replacement director, once appointed to the Board, the “Replacement Director”). A Replacement Director shall (A) qualify as “independent” of the Company pursuant to NYSE listing standards, (B) have the relevant financial and business experience to be a director of the Company, (C) be independent of BLR, and (D) be approved by the Board, provided that the proposed Replacement Director shall cooperate with the Board and provide all reasonably requested information on a timely basis. In the event the Board does not aprove a person recommended by BLR as the Replacement Director (it being acknowledged that the Board shall not unreasonably withhold its approval), BLR shall have the right to recommend to the Board another Replacement Director.
(i)Upon the Company’s reasonable request (which request may be made no more than quarterly), BLR shall promptly provide written evidence of its beneficial ownership of at least the Ownership Minimum.

2.Voting Commitment. Prior to the Termination Date, BLR shall, or shall cause its Representatives to, appear in person or by proxy at each Stockholder Meeting and to vote all shares of Common Stock beneficially owned by BLR and over which it has voting power in accordance with the Board’s recommendations as such recommendations are set forth in the applicable definitive proxy statement filed in connection with such Stockholder Meeting with respect to (a) the election, removal and/or replacement of directors (a “Director Proposal”) and (b) any other proposal submitted to the stockholders; provided, however, that in the event Institutional Shareholder Services Inc. (“ISS”) makes a voting recommendation that differs from the voting recommendation of the Board with respect to any proposal submitted to the stockholders (other than Director Proposals), BLR shall be permitted to vote the shares of Common Stock beneficially owned by it and over which it has voting power at such Stockholder Meeting in accordance with the ISS recommendation; provided, further, that BLR shall be permitted to vote the shares of the Common Stock beneficially owned by it and over which it has voting power at such Stockholder Meeting in its sole discretion with respect to any proposal of the Company regarding an Extraordinary Transaction. BLR shall provide the Company with written confirmation and evidence of its compliance with this Section 2 no later than two (2) Business Days prior to the applicable Stockholder Meeting.
3.Standstill. Prior to the Termination Date and except as otherwise provided in this Agreement (including Section 10(a)(i)), without the prior written consent of the Board, BLR shall not, and shall instruct its respective Affiliates not to, directly or indirectly (in each case, except as permitted by this Agreement):
(a)acquire or offer to acquire, agree to acquire or acquire rights to acquire (except by way of stock dividends or other distributions or offerings made available to holders of voting securities of the Company generally on a pro rata basis including, for the avoidance of doubt, exercise of any subscription rights granted to BLR), directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a group, through swap or hedging transactions or otherwise, any voting securities of the Company (other than through a broad-based market basket or index) or any voting rights decoupled from the underlying voting securities which would result in the ownership or control of, or other beneficial ownership interest in, 9.9% or more of the then-outstanding shares of the Common Stock in the aggregate (the “Ownership Cap”); provided, however, that the Board may increase the Ownership Cap by an affirmative vote of a majority of the Board;
(b)(i) nominate, recommend for nomination, give notice of an intent to nominate or recommend for nomination a person for election at any Stockholder Meeting at which the Company’s directors are to be elected; (ii) knowingly initiate, encourage or participate in any solicitation of proxies in respect of any election contest or removal contest with respect to the Company’s directors; (iii) knowingly submit, initiate, encourage or make any stockholder proposal for consideration at, or bring any other business before, any Stockholder Meeting; (iv) knowingly initiate, encourage or participate in any solicitation of proxies in respect of any stockholder proposal for consideration at, or other business brought before, any Stockholder Meeting; or (v) knowingly initiate, encourage or participate in any “withhold” or similar campaign with respect to any Stockholder Meeting;

(c)form, join or knowingly participate in any group with respect to any voting securities of the Company (other than a group consisting solely of BLR; provided, however, that nothing herein shall limit the ability of an Affiliate of BLR to join the group following the execution of this Agreement, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement), including in connection with any election or removal contest with respect to the Company’s directors or any stockholder proposal or other business brought before any Stockholder Meeting;
(d)deposit any voting securities of the Company in any voting trust or subject any Company voting securities to any arrangement or agreement with respect to the voting thereof, other than any such voting trust, arrangement or agreement solely among BLR and otherwise in accordance with this Agreement;
(e)seek publicly to amend any provision of the Company’s Amended and Restated Certificate of Incorporation (as may be amended from time to time, the “Charter”); or the Company’s Amended and Restated Bylaws (as may be amended from time to time, the “Bylaws”);
(f)demand an inspection of the Company’s books and records;
(g)(i) make any public or private proposal with respect to, (ii) make any public statement or otherwise knowingly publicly or privately encourage, advise or assist any person with respect to or (iii) knowingly initiate, encourage or in any way participate in, directly or indirectly: (A) any change in the number or term of directors serving on the Board or the filling of any vacancies on the Board, (B) any change in the capitalization or dividend policy of the Company, (C) any other change in the Company’s management, business, operations, strategy, governance, corporate structure, affairs or policies, (D) any Extraordinary Transaction, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or (F) causing a class of equity securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; provided, however, that for the avoidance of doubt, BLR shall be permitted to make private proposals to the Company and its Representatives so long as such private proposals would not be reasonably expected to trigger public disclosure obligations for either party; provided, further, that nothing in this Agreement shall prevent BLR or its Affiliates from taking actions in furtherance of identifying director candidates in connection with the 2023 Annual Meeting so long as such actions do not create a public disclosure obligation for BLR or the Company and are undertaken on a basis reasonably expected to be confidential, provided, further, that nothing in this Section 3(g) shall prevent BLR or its Affiliates from responding to inbound inquiries it receives from a Third Party by directing such Third Party to contact a representative of the Company or refer to the Company’s publicly available disclosures;
(h)effect, offer or propose to effect, cause or participate in, or knowingly assist or facilitate any other person to effect, offer or propose (other than directly to the Board, provided that such proposal does not require BLR to make any public disclosure) to effect or participate in, any (i) material acquisition of any assets or businesses of the Company or any of its subsidiaries, (ii) tender offer or exchange offer, merger, acquisition, share exchange or other business combination involving any of the voting securities or any of the material assets or businesses of the Company or any of its subsidiaries or (iii) recapitalization, restructuring, liquidation, dissolution or other material transaction with respect to the Company or any of its subsidiaries or any material portion of its or their businesses, provided, however, that nothing in this Section 3(h) shall prevent BLR or its Affiliates from responding to inbound inquiries it receives from a Third Party by directing such Third Party to contact a representative of the Company or refer to the Company’s publicly available disclosures;

(i)enter into any negotiations or agreements with any Third Party with respect to the foregoing, or knowingly advise or assist any Third Party to take any action with respect to any of the foregoing;
(j)publicly make or in any way advance publicly any request or proposal that the Company or the Board amend, modify or waive any provision of this Agreement; or
(k)take any action challenging the validity or enforceability of this Section 3 or this Agreement.
For the avoidance of doubt, (x) the restrictions in this Section 3 shall not prevent BLR from (I) making any factual statement as required by applicable legal process, subpoena or legal requirement from any governmental authority with competent jurisdiction over the party from whom information is sought (so long as such request did not arise as a result of action by BLR), (II) communicating privately with the Company’s chief executive officer, chief financial officer, directors and other Company’s Representatives so long as such private communications would not be reasonably expected to trigger public disclosure obligations for either party or (III) communicating with stockholders of the Company and others in a manner that does not otherwise violate this Agreement, and (y) the restrictions in this Section 3 shall not restrict BLR from tendering shares, receiving payment for shares or otherwise participating in any such transaction on the same basis as the other stockholders of the Company, subject to the other terms of this Agreement. For the avoidance of doubt, nothing in this Section 3 shall be deemed to limit the BLR Director’s exercise in good faith of his fiduciary duties in his capacity as a director of the Company.
4.Mutual Non-Disparagement. Subject to applicable law, each party covenants and agrees that, prior to the Termination Date, neither it nor any of its Representatives shall make any public or private statement or announcement that constitutes an ad hominem attack on, or otherwise undermines, disparages or otherwise reflects detrimentally on, the other party or its Affiliates, Associates or their respective directors, officers, employees, partners, members or managers. The restrictions in this Section 4 shall not (a) apply to (i) any compelled testimony or production of information, whether by legal process, subpoena or as part of a response to a request for information from any governmental or regulatory authority with jurisdiction over the party from whom information is sought, or (ii) any disclosure required by applicable law, rules or regulations, with respect to each of (i) and (ii), to the extent that such party reasonably believes, after consultation with outside legal counsel, that such disclosure is legally required, or (b) prohibit any party from reporting what it reasonably believes, after consultation with outside counsel, to be violations of federal law or regulation to any governmental authority pursuant to Section 21F of the Exchange Act or Rule 21F promulgated thereunder.
5.No Litigation. Prior to the Termination Date, each party hereby covenants and agrees that it shall not, and shall not permit any of its Representatives to, directly or indirectly, alone or in concert with others, pursue or assist any other person to threaten or initiate, any lawsuit, claim or proceeding before any court (each, a “Legal Proceeding”) against the other party or its Affiliates, Associates or their respective directors, officers, employees, partners, members or managers, except for (a) any such Legal Proceeding initiated to remedy a breach of or to enforce this Agreement and (b) any counterclaims with respect to any proceeding initiated by, or on behalf of one party or its Affiliates against the other party or its Affiliates, provided, however, that the foregoing shall not prevent any party or any of its Representatives from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (each, a “Legal Requirement”) in connection with any such Legal Proceeding if such Legal Proceeding has not been initiated by, on behalf of or at the direct or indirect suggestion of such party or any of its Representatives; provided, further, that in the event any party or any of its Representatives receives such Legal Requirement, such party shall give prompt written notice of such Legal Requirement to the other party (except where such notice would be legally prohibited or not practicable). Each party represents and warrants that neither it nor any assignee has filed any lawsuit against the other party.

6.Press Release and SEC Filings.
(a)Promptly following the execution and delivery of this Agreement, the Company shall issue a press release (the “Press Release”) announcing this Agreement, substantially in the form attached hereto as Exhibit B.
(b)No later than two (2) Business Days following the Effective Date, the Company shall file with the SEC a Current Report on Form 8-K reporting its entry into this Agreement, disclosing applicable items to conform to its obligations hereunder and appending this Agreement as an exhibit thereto (the “Form 8-K”). The Form 8-K shall be consistent with the terms of this Agreement and the Press Release. The Company shall provide BLR and its Representatives with a reasonable opportunity to review and comment on the Form 8-K prior to the filing with the SEC and consider in good faith any comments of BLR and its Representatives.
(c)No later than two (2) Business Days following the Effective Date, BLR shall file with the SEC an amendment to its Schedule 13D in compliance with Section 13 of the Exchange Act reporting its entry into this Agreement, disclosing applicable items to conform to its obligations hereunder, and appending this Agreement as an exhibit thereto (the “Schedule 13D Amendment”). The Schedule 13D Amendment shall be consistent with the terms of this Agreement and the Press Release. BLR shall provide the Company and its Representatives with a reasonable opportunity to review the Schedule 13D Amendment prior to it being filed with the SEC and consider in good faith any comments of the Company and its Representatives.
7.Confidentiality. BLR acknowledges and agrees that, as of the Effective Date, the BLR Director shall be subject to confidentiality obligations under Delaware law and under the Charter, the Bylaws, and the Company Policies, and shall have access to information concerning the Company that constitutes material non-public information under applicable federal and state securities laws, and that BLR shall not ask the BLR Director to share any such material non-public information with BLR or any Third Party without the Company’s prior written consent, which consent may be withheld by the Company in its sole discretion.

8.Affiliates and Associates. Each party shall instruct its controlled Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate or Associate. A breach of this Agreement by a controlled Affiliate or Associate of a party, if such controlled Affiliate or Associate is not a party to this Agreement, shall be deemed to occur if such controlled Affiliate or Associate engages in conduct that would constitute a breach of this Agreement if such controlled Affiliate or Associate was a party to the same extent as a party to this Agreement.
9.Representations and Warranties.
(a)BLR represents that it has the capacity to manage its own affairs. BLR represents and warrants that it has full power and authority to execute, deliver and carry out the terms and provisions of this Agreement, and that this Agreement has been duly and validly executed and delivered by BLR, constitutes a valid and binding obligation and agreement and is enforceable against BLR in accordance with its terms. BLR represents and warrants that the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents (to the extent applicable) of any BLR entity as currently in effect, the execution, delivery and performance of this Agreement by BLR does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to BLR or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which any BLR entity is a party or by which any BLR entity is bound. BLR represents and warrants that, as of the Effective Date, it (x) beneficially owns 5,030,000 shares of Common Stock, (y) has sold certain put options referencing an aggregate of 50,000 shares of Common Stock, which have an exercise price of $2.50 per share and expire on March 18, 2022, and (z) does not own Synthetic Equity Interests or any Short Interests in the Company except as otherwise set forth herein.
(b)The Company hereby represents and warrants that it has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms. The Company represents that the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of the Company as currently in effect, the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to the Company or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

10.Termination.
(a)Except as provided herein, this Agreement shall immediately and automatically terminate upon the date that is the earlier of (i) thirty (30) calendar days prior to the notice deadline under the Bylaws for the nomination of director candidates for election to the Board at the 2023 annual meeting of stockholders (the “2023 Annual Meeting”) and (ii) one hundred twenty (120) calendar days prior to the first anniversary of the 2022 Annual Meeting (such date, the “Termination Date”); provided, however, that the Termination Date shall be automatically delayed by twelve (12) months if (i) the Company notifies BLR and the BLR Director in writing at least fifteen (15) calendar days prior to such date that the Board irrevocably offers to renominate the BLR Director for election at the 2023 Annual Meeting and (b) both BLR and the BLR Director agree to such renomination within fifteen (15) calendar days of receipt of such notice.
(b)Notwithstanding anything to the contrary in this Agreement:
(i)the obligations of BLR pursuant to Sections 2, 3, 4 and 5 shall terminate in the event that the Company materially breaches its obligations to BLR pursuant to Sections 1, 4 or 5, or the representations and warranties in Section 9(b) and such breach (if capable of being cured) has not been cured within ten (10) calendar days following written notice of such breach from BLR, or, if impossible to cure within ten (10) calendar days, the Company has not taken substantive action to correct within ten (10) calendar days following written notice of such breach from BLR; provided, however, that any termination in respect of a breach of Section 4 shall require a determination of a court of competent jurisdiction that the Company materially breached Section 4; provided, further, that the obligations of BLR pursuant to Section 5 shall terminate immediately in the event that the Company materially breaches its obligations to BLR under Section 5; and
(ii)the obligations of the Company to BLR pursuant to Sections 1, 4 and 5 shall terminate in the event that BLR materially breaches its obligations in Sections 2, 3, 4, 5 or 7 or the representations and warranties in Section 9(a), and such breach (if capable of being cured) has not been cured within ten (10) calendar days following written notice of such breach, or, if impossible to cure within ten (10) calendar days, BLR has not taken substantive action to correct within ten (10) calendar days following written notice of such breach from the Company; provided, however, that any termination in respect of a breach of Section 4 shall require a determination of a court of competent jurisdiction that BLR materially breached Section 4; provided, further, that the obligations of the Company to BLR pursuant to Section 5 shall terminate immediately in the event that BLR materially breaches its obligations under Section 5.
(c)If this Agreement is terminated in accordance with this Section 10, this Agreement shall forthwith become null and void, but no termination shall relieve a party from liability for any breach of this Agreement prior to such termination.
11.Expenses. Each party shall be responsible for its own fees and expenses in connection with the negotiation and the execution of this Agreement and the transactions contemplated hereby; provided, however, that the Company shall promptly reimburse BLR for its reasonable, documented out-of-pocket fees and expenses incurred in connection with the subject matter of this Agreement, including but not limited to the negotiation and the execution of this Agreement and the transactions contemplated hereby, provided that such reimbursement shall not exceed $65,000 in the aggregate.

12.Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand, with written confirmation of receipt; (b) upon sending if sent by electronic mail to the electronic mail addresses below; (c) one (1) Business Day after being sent by a nationally recognized overnight carrier to the addresses set forth below; or (d) when actually delivered if sent by any other method that results in delivery, with written confirmation of receipt:

If to the Company: Newpark Resources, Inc. 9320 Lakeside Blvd, Suite 100 The Woodlands, Texas 77381 Attention: E. Chipman Earle Email: cearle@newpark.com	with a copy (which shall not constitute notice) to: Sidley Austin LLP 787 Seventh Avenue New York, NY 10019 Attention: Kai H.E. Liekefett Email: kliekefett@sidley.com
If to BLR: Bradley L. Radoff 2727 Kirby Drive, Unit 29L Houston, Texas 77098 Email: brad@fondrenlp.com with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, NY 10019
Attention: Ryan Nebel
                  Rebecca Van Derlaske
Email: rnebel@olshanlaw.com
            rvanderlaske@olshanlaw.com

13.Governing Law; Jurisdiction; Jury Waiver. This Agreement, and any disputes arising out of this Agreement, shall be governed by and enforced in accordance with the laws of the State of Delaware, without giving effect to its conflict of laws principles. The parties agree that exclusive jurisdiction and venue for any such Legal Proceeding arising out of this Agreement shall exclusively lie in the Court of Chancery of the State of Delaware or, if such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or, if jurisdiction is vested exclusively in the Federal courts of the United States, the Federal courts of the United States sitting in the State of Delaware, and any appellate court from any such state or Federal court. Each party waives any objection it may now or hereafter have to the laying of venue of any such Legal Proceeding, and irrevocably submits to personal jurisdiction in any such court in any such Legal Proceeding and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any court that any such Legal Proceeding brought in any such court has been brought in any inconvenient forum. Each party consents to accept service of process in any such Legal Proceeding by certified or registered mail, postage prepaid, return receipt requested, addressed to it at the address set forth in Section 12. Nothing contained herein shall be deemed to affect the right of any party to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF THIS AGREEMENT.

14.Specific Performance. Each party acknowledges and agrees that the other parties would be irreparably injured by an actual breach of this Agreement by the first-mentioned party or its Representatives and that monetary remedies may be inadequate to protect a party against any actual or threatened breach or continuation of any breach of this Agreement. Without prejudice to any other rights and remedies otherwise available to the parties under this Agreement, each party shall be entitled to equitable relief by way of injunction or otherwise and specific performance of the provisions hereof upon satisfying the requirements to obtain such relief without the necessity of posting a bond or other security, if another party or any of its Representatives breach or threaten to breach any provision of this Agreement. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement, but shall be in addition to all other remedies available at law or equity to the non-breaching party.

15.Certain Definitions and Interpretations. As used in this Agreement: (a) the terms “Affiliate” and “Associate” (and any plurals thereof) have the meanings ascribed to such terms under Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that at any time prior to the Termination Date become Affiliates or Associates of any applicable person or entity referred to in this Agreement; provided, however, that the term “Associate” shall refer only to Associates controlled by the Company or BLR, as applicable; provided, further, that, for purposes of this Agreement, BLR shall not be an Affiliate or Associate of the Company and the Company shall not be an Affiliate or Associate of BLR; (b) the term “Annual Meeting” means each annual meeting of stockholders of the Company and any adjournment, postponement, rescheduling, continuation or meeting held in lieu thereof; (c) the terms “beneficial ownership,” “group,” “person,” “proxy” and “solicitation” (and any plurals thereof) have the meanings ascribed to such terms under the Exchange Act and the rules and regulations promulgated thereunder, provided, however, that the meaning of “solicitation” shall be without regard to the exclusions set forth in Rules 14a-1(l)(2)(iv) and 14a-2 under the Exchange Act; (d) the term “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or obligated to be closed by applicable law; (e) the term “Common Stock” means the issued and outstanding common stock of the Company, par value $0.01 per share; (f) the term “Company Policies” means the policies, procedures, processes, codes, rules, standards and guidelines that are applicable to all directors of the Company (as may be amended from time to time); (g) the term “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; (h) the term “Extraordinary Transaction” means any tender offer, exchange offer, merger, acquisition, business combination or other transaction with a third party that, in each case, (i) would result in a change of control of the Company, liquidation, dissolution or other extraordinary transaction involving a majority of its equity securities or a majority of its assets and (ii) is submitted for a vote of the Company’s stockholders; (i) the term “Representatives” means a person’s Affiliates and Associates and its and their respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives acting in a capacity on behalf of, in concert with or at the direction of such person or its Affiliates or Associates; (j) the term “SEC” means the U.S. Securities and Exchange Commission; (k) the term “Short Interests” means any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Company’s equity securities by, manage the risk of share price changes for, or increase or decrease the voting power of, such person with respect to the shares of any class or series of the Company’s equity securities, or that provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Company’s equity securities (excluding, for the avoidance of doubt, customary margin accounts and the effects thereof); (l) the term “Stockholder Meeting” means each annual or special meeting of stockholders of the Company, or any action by written consent of the Company’s stockholders in lieu thereof, and any adjournment, postponement, rescheduling, continuation or meeting held in lieu thereof; (m) the term “Synthetic Equity Interests” means any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such person, the purpose or effect of which is to give such person economic risk similar to ownership of equity securities of any class or series of the Company, including due to the fact that the value of such derivative, swap or other transactions are determined by reference to the price, value or volatility of any shares of any class or series of the Company’s equity securities, or which derivative, swap or other transactions provide the opportunity to profit from any increase in the price or value of shares of any class or series of the Company’s equity securities, without regard to whether the derivative, swap or other transactions convey any voting rights in such equity securities to such person; the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such equity securities; or such person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions; (n) and the term “Third Party” refers to any person that is not a party, a member of the Board, a director or officer of the Company, or legal counsel to either party. In this Agreement, unless a clear contrary intention appears, (i) the word “including” (in its various forms) means “including, without limitation;” (ii) the words “hereunder,” “hereof,” “hereto” and words of similar import are references in this Agreement as a whole and not to any particular provision of this Agreement; (iii) the word “or” is not exclusive; (iv) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated; and (v) whenever the context requires, the masculine gender shall include the feminine and neuter genders.
16.Miscellaneous.
(a)This Agreement contains the entire agreement among the parties and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
(b)This Agreement is solely for the benefit of the parties and is not enforceable by any other persons.
(c)This Agreement shall not be assignable by operation of law or otherwise by a party without the consent of the other parties. Any purported assignment without such consent is hereby voided. Subject to the foregoing sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each party.
(d)Neither the failure nor any delay by a party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.
(e)If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that the parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the parties agree to use their reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or unenforceable by a court of competent jurisdiction.
(f)Any amendment or modification of the terms and conditions set forth herein or any waiver of such terms and conditions must be agreed to in a writing signed by each party.
(g)This Agreement may be executed in one or more textually identical counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

(h)Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the parties will be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation.
(i)The headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.
[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.
THE COMPANY:
NEWPARK RESOURCES, INC.
By: /s/ E. Chipman Earle
Name: E. Chipman Earle
Title: VP, General Counsel and Corporate Secretary
BLR:
THE RADOFF FAMILY FOUNDATION

By: /s/ Bradley L. Radoff
Name:    Bradley L. Radoff
Title:    Director

/s/ Bradley L. Radoff
BRADLEY L. RADOFF
SIGNATURE PAGE TO COOPERATION AGREEMENT

Exhibit A
Form of Resignation Letter

February 17, 2022
Board of Directors
Newpark Resources, Inc.
9320 Lakeside Boulevard, Suite 100
The Woodlands, Texas
Re: Irrevocable Offer of Resignation

Ladies and Gentlemen:
This irrevocable offer of resignation is delivered pursuant to that certain Cooperation Agreement (the “Cooperation Agreement”), dated as of February 17, 2022, by and between Newpark Resources, Inc. (the “Company”), and Bradley L. Radoff and The Radoff Family Foundation (collectively, “BLR”). Capitalized terms used herein but not defined shall have the meaning set forth in the Cooperation Agreement.
If elected as a director of the Company, I hereby irrevocably offer to resign from my position as a director and from any and all committees of the Board on which I serve, effective immediately: (i) in the event that BLR’s net long aggregate beneficial ownership of the Company’s shares of Common Stock falls below the Ownership Minimum, or (ii) in the event that there is a material misstatement or omission in my completed Questionnaire (it being understood that the Board shall have the right to decline to accept my offer of resignation and that it shall be irrevocable for a period of thirty (30) calendar days).

Very truly yours,
/s/ Donald Young
Donald Young
EXHIBIT A TO COOPERATION AGREEMENT

Exhibit B
Form of Press Release

EXHIBIT B TO COOPERATION AGREEMENT

NEWS RELEASE

Contacts: Gregg Piontek Senior Vice President and Chief Financial Officer Newpark Resources, Inc. gpiontek@newpark.com 281-362-6800

NEWPARK RESOURCES ENTERS INTO COOPERATION AGREEMENT WITH BRADLEY L. RADOFF
Appoints Donald “Donnie” Young to Board of Directors

THE WOODLANDS, TX – February 18, 2022 – Newpark Resources, Inc. (NYSE: NR) (“Newpark” or the “Company”) today announced that the Company has entered into a cooperation agreement (the “Cooperation Agreement”) with Bradley L. Radoff and affiliates (“BLR”), pursuant to which Donald “Donnie” Young will be appointed to the Board of Directors (the “Board”), effective March 1, 2022. With Mr. Young’s appointment, the Board will increase in size by one director. In addition, as part of the Cooperation Agreement, the Company agreed to nominate a diverse candidate with either transactional or industrials expertise for election to the Board at the 2022 Annual Meeting of Stockholders in place of an incumbent director who will not stand for re-election.
“We welcome Donnie to the Board and look forward to his perspectives,” said Anthony J. Best, Chairman of the Newpark Board. “Our full focus remains on taking the right strategic steps to position our company for success, and we continue to work with J.P. Morgan and other advisors to explore additional near-term and long-term opportunities to reshape our business and portfolio. His appointment to the Board demonstrates our strong commitment to engaging with shareholders to identify ways to maximize value.”
“I am very pleased to be joining the Newpark Board and look forward to contributing to the Company’s success,” said Mr. Young. “I believe Newpark has tremendous opportunities ahead.”
Mr. Radoff added, “The Company and I are aligned in the belief that Newpark can evolve into a more focused business and enhance value for shareholders. I am confident the Board, with the addition of two new independent directors, will take the right steps to achieve this goal.”
EXHIBIT B TO COOPERATION AGREEMENT

With the Cooperation Agreement, BLR has agreed to certain customary provisions, including standstill and voting obligations. The complete Cooperation Agreement will be filed by the Company with the U.S. Securities and Exchange Commission as an exhibit to the Current Report on Form 8-K.
Mr. Young serves as the Managing Member of Race Rock Group LLC, a private holding company focused on non-control investments in private companies, industrial and commercial real estate, hedge funds, private debt, venture capital and other alternative investments that he founded in May 2007. Since November 2020, Mr. Young has served as Chairman of the of Board of Directors of Structural and Steel Products, Inc., a leading distributor and manufacturer of transportation, telecommunications, utility and transmission infrastructure products. Mr. Young served as Chairman of the Board & Chief Executive Officer of Hoover Ferguson, Ltd., an international specialty rental, logistics, technology and service provider of tanks and containers from October 2008 to July 2019 and as a director of Hoover Ferguson, Ltd. from October 2007 to October 2021. Prior to joining Hoover, Mr. Young held various positions in private equity at Citigroup Venture Capital, Sciens Capital and investment banking at Bank of America and Prudential Securities. Since January 2020, Mr. Young has served as a Director of Gulf Capital Bank, Inc. and as a member of Gulf Capital Bank, Inc.’s Loan Committee since spring 2021. From November 2019 to March 2021, Mr. Young also served as Executive-in-Residence with Warburg Pincus LLC in their Industrial and Business Services Group.
Newpark Resources, Inc. is a geographically diversified supplier providing products, as well as rentals and services to a variety of industries, including oil and gas exploration, electrical transmission & distribution, pipeline, renewable energy, petrochemical, construction, and other industries. For more information, visit our website at www.newpark.com.
This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. All statements other than statements of historical facts are forward-looking statements. Words such as "will," "may," "could," "would," "should," "anticipates," "believes," "estimates," "expects," "plans," "intends," and similar expressions are intended to identify these forward-looking statements but are not the exclusive means of identifying them. These statements are not guarantees that our expectations will prove to be correct and involve a number of risks, uncertainties, and assumptions. Many factors, including those discussed in documents filed with the Securities and Exchange Commission by Newpark, particularly its Annual Report on Form 10-K for the year ended December 31, 2020, and its Quarterly Reports on Form 10-Q as well as others, could cause actual plans or results to differ materially from those expressed in, or implied by, these statements. These risk factors include, but are not limited to, risks related to the COVID-19 pandemic; the worldwide oil and natural gas industry; our customer concentration and reliance on the U.S. exploration and production market; our international operations; operating hazards present in the oil and natural gas industry and substantial liability claims, including catastrophic well incidents; our ability to attract, retain and develop qualified leaders, key employees and
EXHIBIT B TO COOPERATION AGREEMENT

skilled personnel; and business acquisitions and capital investments. We assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by securities laws. Newpark's filings with the Securities and Exchange Commission can be obtained at no charge at www.sec.gov, as well as through our website at www.newpark.com.
EXHIBIT B TO COOPERATION AGREEMENT